UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2006

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

4400 Main Street, Kansas City, MO                      64111

(Address of Principal Executive Offices)                 (Zip Code)

(816) 753-6900

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 1.01.	Entry into a Material Definitive Agreement

(a)        On April 28, 2006, Option One Owner Trust 2001-1A (the “Trust”) amended the Amended and Restated Indenture dated as of November 25, 2003 between the Trust and Wells Fargo Bank, N. A. (“Wells Fargo”) (the “Greenwich Amendment”).

The purpose of the Greenwich Amendment was to (i) extend through April 29, 2007 Option One Mortgage Corporation’s (“OOMC”) off-balance sheet financing arrangement with Greenwich Capital Financial Products, Inc. (“Greenwich”) to fund daily non-prime originations (the “Greenwich Warehouse Facility”) and (ii) modify various event of default provisions of the Greenwich Warehouse Facility. OOMC is a wholly-owned subsidiary of H&R Block, Inc.

The Greenwich Warehouse Facility provides $2,000,000,000 in committed funding and an additional $1,000,000,000 in uncommitted funding (less principal amounts outstanding under the Steamboat Funding Facility described in Item (b) below). The Greenwich Warehouse Facility bears interest at one-month LIBOR plus additional margin rates and provides for payment of nonutilization fees. The Greenwich Warehouse Facility is subject to various OOMC performance triggers, limits and financial covenants, which could result in earlier termination. These triggers, limits and covenants include a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratio, minimum net income test and cross-default features in which a default under other warehouse facilities would trigger a default under the Greenwich Warehouse Facility. In addition, the Greenwich Warehouse Facility permits Greenwich at any time to require the Trust to redeem specified borrowed amounts outstanding under the Greenwich Warehouse Facility.

(b)        On April 28, 2006, Option One Owner Trust 2001-1B (the “Steamboat Trust”) amended the Amended and Restated Indenture dated as of November 25, 2003 between the Steamboat Trust and Wells Fargo (the “Steamboat Amendment”).

The purpose of the Steamboat Amendment was to (i) extend through April 29, 2007 OOMC’s off-balance sheet financing arrangement with Steamboat Funding Corporation (“Steamboat”) to fund daily non-prime originations (the “Steamboat Funding Facility”) and (ii) modify various event of default provisions of the Steamboat Funding Facility.

The Steamboat Funding Facility provides $2,000,000,000 in committed funding and an additional $1,000,000,000 in uncommitted funding (less principal amounts outstanding under the Greenwich Warehouse Facility). The Steamboat Funding Facility bears interest at one-month LIBOR plus additional margin rates and provides for payment of nonutilization fees. The Steamboat Funding Facility is subject to various OOMC performance triggers, limits and financial covenants, which could result in earlier termination. These triggers, limits and covenants include a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratio, minimum net income test and cross-default features in which a default under other warehouse facilities would trigger a default under the Steamboat Funding Facility. In addition, the Steamboat Funding Facility permits Steamboat at any time to require the Trust to redeem specified borrowed amounts outstanding under the Steamboat Funding Facility.

(c)        Under the Greenwich Warehouse Facility and the Steamboat Funding Facility, non-prime loans originated by OOMC are sold daily to the trusts, which utilize the Greenwich Warehouse Facility and the Steamboat Funding Facility to purchase the loans. The trusts subsequently sell the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization depends on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K/A for the fiscal year ended April 30, 2005.

(d)        Certain parties to the Greenwich Warehouse Facility and the Steamboat Funding Facility have other relationships with the Company or its affiliates. Affiliates of Greenwich, Steamboat and Wells Fargo are lending parties pursuant to two $1,000,000,000 revolving credit facilities maintained by Block Financial Corporation (“BFC”), as borrower, and the Company, as guarantor, with various lenders. In addition, Greenwich and Steamboat are affiliated with each other.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Under the Greenwich Warehouse Facility and the Steamboat Funding Facility, OOMC provides a guarantee up to a maximum of approximately 10% of the aggregate principal balance of mortgage loans held by the Trust and the Steamboat Trust before ultimate disposition. This guarantee would be called upon if the sale of mortgage loans did not generate adequate proceeds to satisfy the trusts’ current or ultimate payment obligations. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to this guarantee would be approximately $300,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	May 4, 2006	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary